Exhibit 21.1

SUBSIDIARIES OF BIT DIGITAL, INC.

NAME	STATE/JURISDICTION	OWNERSHIP
Golden Bull USA, Inc.	New York	100%

Bit Digital USA, Inc.	Delaware	100%

Bit Digital Hong Kong Limited	Hong Kong	100%